UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

AEye, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

On May 13, 2025, AEye, Inc. (the “Company”) shared the following materials attached as Exhibit 1 and Exhibit 2 with the Company’s stockholders, which contain information pertaining to the Company’s upcoming annual stockholder meeting.

EXHIBIT 1

AEYE Your vote is critically important. Vote the WHITE proxy card TODAY. "FOR" AEye’s highly qualified nominees: Timothy Dunn and Sue Zeifman "FOR" Proposals 2 and 3 "WITHHOLD" on all the Dissident Group's stockholder proposals Leading independent proxy advisory firms ISS and Glass Lewis recommend voting AEye’s WHITE proxy card and withholding votes for the Dissident Group’s nominees. You can vote your shares electronically via the Internet, by telephone, or by completing and returning the WHITE universal proxy card or voting instruction card if you requested paper proxy materials. LIDR Nasdaq All votes must be received by 11:59PM EST on Wednesday, May 14, 2025 For more information on ballot items, please visit: investors.aeye.ai/

EXHIBIT 2

May 13, 2025

Dear Fellow Stockholders of AEye, Inc.:

 Thank you for your continued investment and interest in AEye, Inc. (“AEye” or the “Company”).

Your vote at this year’s 2025 annual meeting of stockholders (the “Annual Meeting”), scheduled for May 15, 2025, is critically important.

To protect your investment, we strongly recommend that you vote the enclosed

WHITE
proxy card today “FOR” both of AEye’s qualified and experienced director nominees:
Timothy J. Dunn and Sue E. Zeifman.

This year will mark our fourth annual meeting of stockholders since becoming a public company, and we are excited by AEye’s strategic path and outlook to create and maximize long-term stockholder value.

Since 2023, our Board of Directors (“Board”) and new leadership team have executed on a clear strategy that generates fundamental growth for the business and that it believes best positions AEye for long-term success. As you may be aware from prior communications, we are in the middle of a pivotal process of revitalizing our business and refocusing our strategy to capture the significant opportunity in the lidar market. We are excited by our recent innovation in advanced, market-ready lidar solutions, like Apollo, and our renewed ability to execute on our aggressive growth goals.

Our Chairman and CEO, Matthew Fisch, became CEO at a Company that possessed great technological promise but was facing several significant challenges, including:

•	Undisciplined Capital Allocation. The Company’s cash used in operating activities and capital expenditures were $56.7 million in 2021, $75.8 million in 2022, and $52.4 million in 2023. Following the implementation of Mr. Fisch’s revised strategic plan in late 2023, such amounts were reduced to $27.0M in 2024. The Company’s cash use or burn in the first quarter of 2023 was $20.1 million; by the fourth quarter of 2024, it was reduced to $4.6 million, providing the Company with the runway needed to continue its operation.
•	Long Product Development Cycles. Since the incorporation of the prior operating company of AEye in 2013, the business had failed to meaningfully commercialize a product for over 10-year period. At the time Mr. Fisch joined our Company, no product of the Company achieved meaningful market traction, as evidenced by minimal product revenues of $1.0M in 2021, $1.7M in 2022, $0.5M in 2023, and $0.1M in 2024. Since 2023, under Mr. Fisch’s management, the Company focused on commercialization of its products, and since the launch of our new product, Apollo, in 2024, the Company has seen renewed interest from customers across a broad range of sectors and are actively engaged on multiple opportunities.
•	Operational Inefficiencies and Organizational Complexity. The Company faced challenges related to inefficient internal processes, unclear reporting structures, and a lack of cross-functional coordination. These operational inefficiencies contributed to delays in decision-making, increased overhead costs, and hindered the Company’s ability to respond quickly to market opportunities and competitive threats.
•	Brand Recognition and Market Awareness. Despite its technological capabilities, AEye had limited brand recognition and market visibility, which impeded its ability to attract new customers, partners, and investors. The lack of a strong market presence made it difficult to establish credibility and trust with key stakeholders.

Mr. Fisch has remained focused on building a resilient business capable of withstanding economic headwinds while prioritizing innovation and customer growth. In the two years since he joined the Company, AEye has:

•	Accelerated development of and released Apollo, which we expect to be a game-changing lidar product that will leapfrog the competition in terms of performance and size, with an object detection range of up to one kilometer and up to 300 meters from behind a windshield, neither of which any competitor has demonstrated to date, while at the same time measuring just 3.5 x 15 x 13 cm, which is half the size of our competitors in the ultra-high performance range category. The major step forward in Apollo’s development, which include a significant enhancement to the pre-existing product architecture, began in the second half of 2023, and our team brought Apollo to market in 2024, the shortest product development time in the Company’s history while cutting overhead and simplifying the supply chain infrastructure.

•	Reduced quarterly spend by 75% since 2023—the first step of the management team’s aggressive capital discipline. We anticipate maintaining that 75% reduction in spend—the lowest cost structure since the Company went public.
•	Proactively raised an additional $24 million over the past 14 months to extend our runway and fortify our business and its strategy against the near-term headwinds that our industry faces.
•	Successfully retained critical talent despite limited compensation incentive tools at our disposal.
•	Positioned AEye to take advantage of the huge upcoming market opportunity in ADAS and actively working with industry leaders, like Nvidia, to take advantage of the market opportunities that they are creating in the autonomous driving space.
•	Created a partnership with a top-tier manufacturing partner to ensure forthcoming productization is on-time and on-budget.
•	Created the largest customer pipeline in the Company’s history through a relentless focus on customer needs, continuously engaging with customers and responsively iterating on products.

Despite our management team’s disciplined execution of our business strategy, a group of investors (collectively, the “Dissident Group”) led by two former employees (one of whom remains a current director on our Board), are seeking further control of our Board by nominating two additional directors. We believe that their primary goal is not to drive stockholder value but rather to pursue their personal agendas. For example, one member of the Dissident Group said that members of the Dissident Group may well “burn the Company down” to achieve their goals. We do not believe that electing directors nominated by a group with a member pursuing such personal agendas is consistent with shareholder interest.

We urge you to vote with the Company using the enclosed WHITE universal proxy card. Supporting the Dissident Group by voting with the green universal proxy card poses a fundamental threat to your investment and the future of AEye.

Our Board and management team are the right individuals to drive the business forward. The Dissident Group have no public board experience, no experience that matches AEye’s critical needs and no credible plan that they have presented for AEye’s future. Members of the Dissident Group have a weak track record, making or approving business decisions that remain dilutive to shareholder value even today.

AEye and its stockholders deserve stability, continuity, and focus—not disruption and upheaval. AEye’s Board believes that the Dissident Group’s nominations and proposals have the potential to disrupt our progress towards our strategic goals and wants to make sure that our stockholders are aware of the facts.

We urge you to vote to protect your investment at our Annual Meeting. We encourage stockholders to consider the Company’s recent progress and the strategic direction established by our Board and management since 2023, and to support continued stability and momentum as we work to advance AEye’s long-term objectives.

Key Points to Consider When Voting:

•       We are at a pivotal moment in our growth trajectory as a result of disciplined management execution, beginning with the appointment of CEO Matthew Fisch in 2023.

•       We have positioned ourselves for a promising future with the hiring of Mr. Fisch, and we are capitalizing on our competitive edge to meet the significant opportunities in the lidar market.

•       Our progress reflects the disciplined leadership and strategic focus implemented since Mr. Fisch became CEO, directly addressing the operational and financial challenges left by the Dissident Group’s prior management. Renewed attempts by the Dissident Group to influence AEye risk undoing these gains and jeopardizing the stability and momentum we have achieved.

•       The Dissident Group has failed to present any credible plan for AEye’s long-term growth and has instead pursued personal agendas that are misaligned with the interests of all stockholders. Their actions and significant divestment from the Company demonstrate a lack of commitment to AEye’s future, in contrast to the current Board and management whose interests remain closely tied to stockholder value.

•       Our highly qualified and proven board nominees are integral to AEye’s success, while the Dissident Group’s candidates lack relevant expertise and experience.

•       We urge you to vote with the Company – supporting the Dissident Group may risk your investment and future of AEye.

Since 2023, AEye’s Board and management have repositioned AEye to pursue the significant market opportunity in lidar. We remain focused on executing on our strategy and driving sustainable long-term value creation for our stockholders.

⁘ The members of the Dissident Group are responsible for many of the current challenges our Board and management are working tirelessly to resolve.

The Dissident Group is led by Mr. Dussan and Mr. Wuller, both of whom are former executives and Board members that are no longer with the Company. We believe that many of our Company’s underlying issues were introduced during their respective tenures. For example, during the over 10 years Mr. Dussan served as CEO, then later as CTO, he failed to achieve any product win in the market.

Additionally, in 2019, the board of directors of the then-AEye business (prior to the business combination to become the current public company), which at that time included Mr. Dussan and Mr. Wuller, as well as two other individuals no longer with the Company, unanimously approved, and Mr. Wuller, in his capacity as CFO of the then-AEye business signed, a nearly $20 million office lease agreement with a seven-year term. At the time, AEye business had no line of sight to any revenue, yet as executives and members of the board of directors of the Company, Mr. Wuller and Mr. Dussan concluded that entering into such a massive lease commitment was advisable and approved the transaction. In an attempt to fix the misguided decision made by Mr. Wuller and Mr. Dussan, the Company was sued by the landlord, and at a significant expense, the Company finally entered into a settlement related to the matter on April 28, 2025.

Our Board and management represent the interests of ALL stockholders and are best- positioned to oversee the success and turnaround of AEye.

⁘ Our highly qualified nominees bring critical, business-relevant expertise that is vital to effectively overseeing AEye’s long-term strategy and path to profitability.

The current Board is comprised of proven leaders from industry giants such as Daimler, Apple, TPG, and ADAC Automotive. The Board took decisive action to remove the Company’s prior leadership (including a member of the Dissident Group) and installed seasoned professionals who have made significant strides on the road to boosting stockholder value and addressing underlying business resulting from decisions made or approved by members of the Dissident Group as former board members and executives of the Company. Our current nominees, Mr. Dunn and Ms. Zeifman, have highly relevant skills in the technology space that bolster our current business strategy. They are invaluable assets to AEye at this critical moment. We strongly recommend their re-election for the benefit of the Company and its stockholders.

Timothy Dunn, our Lead Independent Director, has a proven track record of operational excellence from his more than 15 years at TPG as an operating partner focused in the technology space, as well as his roles as CFO of Hotwire and finance and strategic roles at Gap, Inc. and PepsiCo Inc. Mr. Dunn facilitates an open dialogue in our Boardroom, bringing his extensive experience as a public and private company director. If Mr. Dunn were to step down from our Board, AEye would lose a vital independent Board Leader and the Chair of our Audit Committee. Nasdaq Listing Rule 5605(c)(2)(A) requires that our Audit Committee be composed of at least three members, each of whom must be an independent director as defined by Nasdaq rules. In addition, the rule requires that at least one member of the Audit Committee must have employment experience in finance or accounting, or other comparable experience or background, which results in the individual’s financial sophistication. If Mr. Dunn were no longer on the Board, we could potentially be out of compliance with Nasdaq requirements, a priority reflecting our Board’s commitment to stockholder value. Moreover, pursuant to 17 CFR § 229.407(d)(5), we are required to identify our “audit committee financial expert,” which for the past four years has been Mr. Dunn. Without Mr. Dunn, we will be required to explain why we do not have an audit committee financial expert. We have no reason to believe that either Mr. Wuller or Ms. Bauer, the Dissident’s nominees, have the requisite qualifications based on the nomination materials submitted by or on their behalf, which determination was made by our Nominating and Corporate Governance Committee after a review of the materials submitted.

Sue Zeifman has over 30 years of experience in the marketing and communications industries, including nine years at Apple, Inc. where she was responsible for leading Apple’s global marketing team and marketing strategic direction. She has played a critical role in the marketing and branding of AEye. Ms. Zeifman’s expertise in technology marketing is particularly important as the Company enters a renewed phase of business development with the launch of Apollo. We greatly value her perspectives and relevant experience.

⁘ Our Board is committed to continued evaluation and ongoing refreshment to align director expertise with our evolving business.

We regularly evaluate the needs of our Board and are committed to proactively refreshing the Board to align skills and expertise with the evolving needs of our Company. As such, we have appointed half of our current directors since 2022 and continue to evaluate the needs of our Board to continue to deliver value to our stockholders. As part of our thoughtful, continuous Board evaluation and refreshment process, we maintain an active pipeline of director candidates.

⁘ We value the perspectives of ALL our stockholders, including the Dissident Group’s views.

It is important to remember that Mr. Dussan is a current Board member and, as such, the Dissident Group already has Board representation. In addition to our engagement with the Dissident Group and their representation on the Board, we regularly engage with our stockholders to understand their perspectives and greatly value their input. We have acted, and continue to act, in the best long-term interests of ALL of our stockholders by delivering results and setting the Company on the right path for future growth and success.

The Dissident Group’s recent actions and significant reduction in their shareholding raise questions about their commitment to AEye’s long-term success and alignment with the interests of all stockholders. They have failed to provide a credible plan for value creation and appear to be motivated by personal agendas.

⁘ The Dissident Group has sold off a considerable portion of their position in the Company—showing they may lack commitment for the future of the Company and may not be aligned with your interests.

Other than Mr. Dussan, a member of the Dissident Group, no current member of our Board or senior management has ever made an open market sale of shares in the Company. However, as previously disclosed, over the past two years, Mr. Dussan has sold over half of his AEye stock, which had the effect of decreasing his position from 9.29% as of March 26, 2024 to only 1.56% as of April 4, 2025. This demonstrates that Dissident Group has no belief in the future of the Company.

⁘ Our Board and management’s compensation programs and stock ownership reflect a belief in the future of AEye and alignment with our stockholders. While the Dissident Group has significantly divested their stake in the Company, our current management and Board have increased their ownership in AEye.

We tie compensation to value drivers as a core tenet of our compensation philosophy. For 2024, some members of our executive team elected to receive 75% of their short-term incentive compensation in stock rather than cash, to better align their interests with our stockholders. In the same time period as the Dissident Group’s sell-off, despite no long-term incentive equity grants since 2023, the number of shares owned by current CEO Mr. Fisch has increased by almost 700%.

⁘ The proposals submitted by the Dissident Group make it clear that their goals are not aligned with the Company’s success.

The Dissident Group has presented three advisory proposals to our stockholders, two of which involve handcuffing the Board’s ability to make decisions in the best interests of the Company and all stockholders. Although only advisory at this point, if adopted and implemented, our Board believes these proposals would have the practical effect of prohibiting the Company from raising further necessary capital to execute on its business plan and bring Apollo to market, ultimately risking bankruptcy and the loss of your investment in its entirety. Proposals 5 and 6 seek a similar goal to reduce the number of authorized shares to 20 million or 125% of the currently outstanding shares, respectively.

As stated in the Board’s opposition to Proposal 5, the Company could be in breach of certain obligations if Proposal 5 were adopted and implemented, as the Company is contractually barred from reducing the number of authorized shares of common stock to 20,000,000, as the proposal requests. Proposal 6 would limit the number of authorized shares to 125% of the fully diluted shares. Proposal 6, while differing in its specific approach, presents a similar issue as Proposal 5. In order to commercialize its Apollo product, the Company recognizes that it will be necessary to raise additional equity capital in the future. The reduced number of authorized shares under Proposal 5 or Proposal 6 may not be sufficient to continue to meet the Company’s ongoing capital needs in the future. If either of these proposals were adopted, the Board may be unable to raise the necessary capital in the future, without each time expending time and significant expense required to solicit stockholder approval to increase the number of shares of common stock authorized. Many of the equity-based transactions that the Board has authorized in the past had transaction structures and counterparty expectations that would have made it difficult or impossible to hold a stockholder meeting prior to closing and, if such meeting were to have been held, would have jeopardized the transactions, as the execution of such financings are often based on then-current market conditions. The Board recognized the need to move quickly in raising capital during favorable market conditions, and in response, formed the Strategic Finance and M&A Committee in 2024 for the purpose of executing such transactions expediently to take advantage of changing market conditions. The capital-raising transactions we have done to date and anticipate doing in the future will require similar timing, which is incompatible with Proposals 5 and 6. Without the ability to quickly execute on such transactions, we believe the Company will be unable to raise the required additional capital necessary on acceptable terms to implement its business plans, raising the risk of bankruptcy and a loss of your entire investment.

⁘ The Dissident Group has presented no credible plan for the Company’s future.

The Dissident Group has had ample opportunity to present a credible plan for AEye’s future and long-term stockholder value creation, both in their engagement with management and within their proxy filing, but they have presented no credible plan. The Board and management team have repeatedly given the Dissident Group an audience to discuss strategic suggestions, and the Dissident Group has failed to present any actionable plan each time.

⁘ The members of the Dissident Group do not understand our current business and market opportunity.

Two members of the Dissident Group are former employees of the Company and, as such, we believe they have outdated and limited perspectives on AEye’s current business and strategic plans compared to the current and more qualified view of management and the Board. Mr. Wuller departed nearly five years ago, and Mr. Dussan was involuntarily terminated about 18 months ago. Even over the past 18 months, and certainly over the past five years, the Company and the lidar industry have changed substantially. The circumstances in which members of the Dissident Group left the management posed significant long-term risk to stockholders, and a member of the Dissident Group even proposed, as a strategy to grow AEye, to make AEye into a “meme stock” rather than executing a stable long-term strategy with sound fundamentals.

⁘ The Dissident Group nominees are unqualified to oversee the future of AEye.

In contrast to the Company’s qualified and demonstrated high-value nominees in Mr. Dunn and Ms. Zeifman, the Dissident Group’s nominees do not bring skills or experience that ensure effective oversight of the future of AEye. Their nominees, Ms. Bauer and Mr. Wuller, are a retired real estate agent and a retired medical malpractice attorney, respectively, with no publicly available evidence of serving on any public company board and minimal knowledge of the industry in which the Company operates. Neither dissident nominee has nor claims any experience in developing, marketing, or selling a high-tech product.

The Dissident Group has failed to demonstrate how stockholders will benefit by replacing the Board of its highly qualified members with deep technology experience with individuals lacking technology expertise and public company board experience.

⁘ Our highly experienced management team is best positioned to execute and deliver value for our stockholders.

We have assembled a best-in-class management team and Board focused on delivering long-term value for our stockholders and executing on a clear plan and vision for AEye. Our CEO and Chairman, Mr. Fisch, whose deep technical and commercial experience sets him apart in the market, is the right leader to drive our strategy and business forward. Even Mr. Dussan, a member of the Dissident Group, said himself when Mr. Fisch joined the Company, “the productization experience Mr. Fisch brings to AEye will be key in taking the Company to the next level.”

Based on his deep technical and product experience, Mr. Fisch is uniquely qualified to right the ship, continue to execute on our strategy, and deliver results. In addition to successfully bringing dozens of category-defining products to market in the semiconductor space during his time at Intel, Mr. Fisch’s diversified experience at HARMAN, Gentherm, Verifone, and North American Bankcard position him to guide AEye through this critical execution phase. Mr. Fisch’s technical and product perspective at Verifone ultimately proved critical to Verifone’s strategic sale for $4 billion, and in that role, Mr. Fisch was chosen to stay on to see through the transition and continue his focus on product excellence.

⁘ The Company remains committed to transparency; the Dissident Group has no desire to constructively engage with our Board and management.

Our Company’s CEO, Mr. Fisch, and General Counsel, Mr. Hughes, have taken time away from their significant responsibilities to the Company to meet with Mr. Wuller on multiple occasions and respond to unproductive messages. Our Board and management have not ignored the Dissident Group or any other stockholder. Rather, we listened to what they had to say and sought opportunities to work constructively and transparently with individuals interested in the success of AEye. Mr. Wuller has shown a refusal to accept the Board’s informed and deliberated decision-making as such decision-making was not aligned with his outdated and misinformed perspectives on the Company. The Board, after review, did not find Mr. Wuller’s repeated efforts to message the Company to be constructive and such actions only resulted in distractions to our management and Board from critical business matters. Notwithstanding, we remain committed to welcoming feedback from all of our stockholders and believe that it is in our stockholders’ best interest to engage in productive conversations about the success of the Company.

⁘ The Board and management team are more optimistic than ever about the Company’s long-term outlook and strategic direction. Our customer funnel is stronger than ever, and we believe we now have the liquidity in place to bring our recently developed world-class product, Apollo, to high-volume production and take advantage of the emerging automative and non-automotive opportunities. Now is not the time to derail our strategy and momentum. Do not let the Dissident Group take us off course and undo the progress at this critical time in our Company’s strategic direction. We must stay the course and re-elect the Company’s highly qualified nominees, Timothy Dunn and Sue Zeifman. To ensure AEye stays on the right path and continues to deliver on our goals, we urge you to vote the Company’s WHITE universal proxy card enclosed “FOR” both of AEye’s director nominees, Timothy J. Dunn and Sue E. Zeifman, and “AGAINST” all the stockholder proposals submitted by the Dissident Group.

As always, the Board and executive team remain committed to listening to stockholders’ perspectives, maximizing value for all stockholders, and serving AEye’s customers and partners.

Thank you for your continued investment and support.

Sincerely,

Matthew Fisch (CEO and Chair)

Timothy Dunn (Lead Independent Director)

Prof. Dr. Bernd Gottschalk (Director)

Jonathon Husby (Director)

Doron Simon (Director)

Sue Zeifman (Director)

YOUR VOTE IS IMPORTANT!

Your vote is important, and we ask that you please vote “FOR” the election of our two Board nominees, Timothy J. Dunn and Sue E. Zeifman, “FOR” Proposals 2 and 3, and “AGAINST” all the stockholder proposals submitted by the Dissident Group using the WHITE universal proxy card.

You can vote your shares electronically via the Internet, by telephone, or by completing and returning the WHITE universal proxy card or voting instruction card if you requested paper proxy materials. Voting instructions are printed on your WHITE universal proxy card and included in the accompanying proxy statement. You can revoke a proxy at any time prior to its exercise at the Annual Meeting by following the instructions in the proxy statement.

If you have any questions about how to vote your shares, please call the firm assisting us with the solicitation of proxies:

Sodali & Co

430 Park Avenue, 14th Floor,

New York, NY 10022

Stockholders Call Toll Free: (800) 662-5200

E-mail: LIDR@investor.morrowsodali.com

Please do not use any green universal proxy cards from the Dissident Group. If you have already voted using the green universal proxy card, you have every right to change your vote by using the WHITE universal proxy card. Only the latest proxy you submit will be counted.

Participants

AEye, its directors and executive officers and other members of management and employees will be participants in the solicitation of proxies with respect to a solicitation by AEye. Information about AEye’s executive officers and directors is available in AEye’s definitive proxy statement for its 2025 Annual Meeting, which was filed with the U.S. Securities and Exchange Commission (“SEC”) on April 7, 2025. To the extent holdings by our directors and executive officers of AEye securities reported in the proxy statement for the 2025 Annual Meeting have changed, such changes have been or will be reflected on Statements of Change in Ownership on Forms 3, 4, or 5 filed with the SEC. These documents are or will be available free of charge at the SEC’s website at www.sec.gov.

Certain Additional Information

Under the new rules adopted by the SEC, the WHITE universal proxy card also includes the names of the Dissident Group’s nominees. The Board does NOT endorse any of the nominees from the Dissident Group, and the presence of the Dissident Group’s nominees on the enclosed WHITE universal proxy card is NOT an approval of or comment on the fitness, character, suitability, or other qualifications of the Dissident Group’s nominees. The Board strongly urges you to NOT sign or return any NON-WHITE proxy card sent to you by, or on behalf of, the Dissident Group. If you have previously submitted a NON-WHITE proxy card sent to you by, or on behalf of, the Dissident Group, you can revoke that proxy and vote for your Board’s candidates and on the other matters to be voted on at the Annual Meeting by using the enclosed WHITE universal proxy card or voting by Internet by following the instructions specified on the WHITE universal proxy card. Only your latest dated proxy will count. OUR BOARD URGES YOU TO VOTE ONLY ON THE WHITE UNIVERSAL PROXY CARD FOR OUR BOARD’S PROPOSED CANDIDATES (TIMOTHY J. DUNN AND SUE E. ZEIFMAN) AND AGAINST BOTH STOCKHOLDER ADVISORY PROPOSALS, TO DISREGARD ANY MATERIALS SENT TO YOU BY, OR ON BEHALF OF, THE DISSIDENT GROUP, AND NOT TO SIGN, RETURN, OR VOTE ANY NON-WHITE PROXY CARD SENT TO YOU BY, OR ON BEHALF OF, THE DISSIDENT GROUP. Although we are required to include all nominees for election on our universal proxy card, for additional information regarding the Dissident Group’s nominees and any other related information, please refer to the Dissident Group’s proxy statement, which is accessible without cost at www.sec.gov. We are not responsible for the accuracy of any information provided by, or relating to, the Dissident Group or the nominees contained in any proxy solicitation materials filed or disseminated by, or on behalf of, the Dissident Group or any other statements that the Dissident Group or its representatives have made or may otherwise make, including with respect to the advisory stockholder proposals submitted by the Dissident Group.

Additionally, the Dissident Group has stated that they intend to present an additional proposal, Proposal 6, at the Annual Meeting as a floor proposal. Proposal 6 was not properly or timely submitted under Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). It will be the Dissident Group’s responsibility to properly present Proposal 6 at the Annual Meeting and solicit votes. Since Proposal 6 was not submitted under Rule 14a-8 under the Exchange Act, it was not included nor described in the Company’s proxy statement or on WHITE universal proxy card. If Proposal 6 is presented at the Annual Meeting as a floor proposal, the proxy holders will have discretionary voting authority under Rule 14a-4(c) under the Exchange Act with respect to Proposal 6 and intend to exercise such discretion to vote “AGAINST” Proposal 6. If you wish to cast a vote “FOR” Proposal 6, you must use the green universal proxy card and follow the instructions provided therein.

About AEye, Inc.

AEye’s unique software-defined lidar solution enables advanced driver-assistance, vehicle autonomy, smart infrastructure, and logistics applications that save lives and propel the future of transportation and mobility. AEye’s 4Sight™ Intelligent Sensing Platform, with its adaptive sensor-based operating system, focuses on what matters most: delivering faster, more accurate, and reliable information. AEye’s 4Sight™ products, built on this platform, are ideal for dynamic applications which require precise measurement imaging to ensure safety and performance.

Additional Information

AEye has filed with the SEC a definitive proxy statement on Schedule 14A, containing a form of WHITE universal proxy card, with respect to its solicitation of proxies for the Annual Meeting. This communication is not a substitute for any proxy statement or other document that AEye may file with the SEC in connection with any solicitation by AEye.

INVESTORS AND SECURITY HOLDERS ARE URGED TO READ CAREFULLY AND IN THEIR ENTIRETY THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) FILED BY AEYE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ANY SOLICITATION.

Investors and security holders may obtain copies of these documents and other documents filed with the SEC by AEye free of charge through the website maintained by the SEC at www.sec.gov. Copies of the documents filed by AEye are also available free of charge by accessing AEye’s website at www.aeye.ai.

Forward-Looking Statements

Certain statements in this communication may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s expectations; beliefs; plans; strategies; business or financial prospects or outlook; future shareholder value; expected growth and value creation; profitability; investments; cost reductions and efficiencies; content offerings; priorities or performance; and other statements that are not historical in nature. These statements involve risks, uncertainties and other factors that may cause actual results, levels of activity, performance, or achievements to be materially different from the information expressed or implied by these forward-looking statements. These risks, uncertainties and other factors are described under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2025 filed with the SEC and our other filings with the SEC from time to time. Any forward-looking statements speak only as of the date of this communication and are based on information available to the Company as of the date of this communication, and the Company does not assume any obligation to, and does not intend to, publicly provide revisions or updates to any forward-looking statements, whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by securities and other applicable laws.

If you have questions or need help voting your shares, please call our proxy solicitation firm,

430 Park Avenue, 14th Floor

New York, NY 10022

Stockholders Call Toll Free: (800) 662-5200

E-mail: LIDR@investor.morrowsodali.com